EXHIBIT 5.1

October 28, 2009

CTM Media Holdings, Inc.
11 Largo Drive South
Stamford, CT 06907

Re:	CTM media Holdings, Inc. --Registration Statement on Form S-8

Ladies and Gentlemen:

I am counsel to CTM Media Holdings, Inc. (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 383,020 shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”), which are reserved for issuance pursuant to the Company’s 2009 Stock Option and Incentive Plan (the “2009 Plan”).

As your counsel in connection with the Registration Statement, I have examined the 2009 Plan and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued will be validly issued, fully paid and nonassessable shares.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dov T. Schwell
Dov T. Schwell, Esq.